Exhibit 99.1

Horizon Technology Finance Provides Third Quarter 2019 Portfolio Update

-    Originates $46.6 Million of New Loans    -

-     Sixth Consecutive Quarter of Portfolio Growth    -

Farmington, Connecticut – October 9, 2019 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today provided its portfolio update for the third quarter ended September 30, 2019.

“The momentum in the venture debt market we experienced during the first half of 2019 continued into the third quarter, as we successfully grew our portfolio for a sixth consecutive quarter by originating $46 million of loans to new and existing portfolio companies,” said Gerald A. Michaud, President of Horizon. “In addition, we continued to benefit from the strength of our predictive pricing strategy as three of our portfolio companies prepaid their loans, providing additional returns through accelerated income and fees. During the quarter, we also completed a successful securitization which increased our overall lending capacity and expanded our opportunity to further grow our high quality, premium-priced, venture debt portfolio. We remain committed, and, we believe, well positioned, to deliver our shareholders long-term value.”

Originations

Horizon funded six loans during the third quarter of 2019 totaling $46.6 million:

•	$20.0 million to a new portfolio company, CVRx, Inc., a developer of a premarket FDA-approved medical device addressing advanced cardiovascular diseases.
•	$11.6 million to an existing portfolio company, MacuLogix, Inc., a medical device company in the optometry and ophthalmology industry.
•	$5.0 million to a new portfolio company, LogicBio Therapeutics, Inc., (NASDAQ: LOGC), a genome editing company focused on developing medicines to durably treat rare diseases.
•	$4.8 million to an existing portfolio company focused on the late-stage development and commercialization of drugs to treat cardiovascular diseases.
•	$2.7 million to an existing portfolio company, IntelePeer Holdings, Inc., a leading provider of business communications.
•	$2.5 million to an existing portfolio company, Bridge2 Solutions, LLC, a SaaS platform technology company providing innovative solutions to drive engagement and loyalty between brands and their consumers.

Liquidity Events

Horizon experienced liquidity events from three portfolio companies in the third quarter of 2019, encompassing outstanding principal prepayments of $28.5 million, compared to $31.5 million during the second quarter of 2019:

•	In September, Catasys, Inc. (“Catasys”) prepaid its outstanding principal balance of $15.0 million on its venture loan, plus interest, end-of-term payment, prepayment fee and a revenue-based payment. Horizon continues to hold warrants in Catasys.
•	In September, Food52 Inc. (“Food52”) prepaid its outstanding principal balance of $6.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon will also receive proceeds of $500,000 from the termination of its warrants in Food52.
•	In September, with the proceeds of a new loan from Horizon, MacuLogix, Inc. (“MacuLogix”) prepaid its previously outstanding principal balance of $7.5 million on its venture loan, plus interest and end-of-term payment. Horizon continues to hold warrants in MacuLogix.

Joint Venture Activity

During the third quarter of 2019, Horizon transferred $4.0 million of venture loans of an existing portfolio company, a SaaS marketing data and CRM platform specialized for the hospitality industry, to Horizon Secured Loan Fund I LLC, its joint venture.

Principal Payments Received

During the third quarter of 2019, Horizon received regularly scheduled principal payments on investments totaling $3.7 million, compared to regularly scheduled principal payments totaling $5.1 million during the second quarter of 2019.

Commitments

During the third quarter ended September 30, 2019, Horizon closed new loan commitments totaling $48.5 million to five companies, compared to new loan commitments of $78.6 million to seven companies in the second quarter of 2019.

Pipeline

As of September 30, 2019, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $62.8 million to ten companies. This compares to a Committed Backlog of $58.0 million to ten companies as of June 30, 2019. While Horizon’s portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Capital Markets Activity, Warrant and Equity Portfolio

As of September 30, 2019, Horizon held a portfolio of warrant and equity positions in 74 portfolio companies, including 61 private companies, which provides the potential for future additional returns to Horizon’s shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Brian Ruby

brian.ruby@icrinc.com

(203) 682-8268